Exhibit 10.1

SENIOR SECURED PROMISSORY NOTE
BINDING TERM SHEET

Issuer	Blue Sphere, Corp, (the "Company").

Instrument	$30,000.00 Senior Secured Debenture due nine (9) months after issuance (the "Note").

Payee	Jean-Marc Karouby., MD

Interest	18% for the 9 month period. Interests payable every 15th of each month with a balloon payment of the principal on maturity date.

Default	For default events the Note is immediately due and payable. The outstanding principle and the unpaid interest at the highest interest rates permissible under the law plus the right to immediately enforce the personal guaranty provided in Israel by Shlomo Palas. Payee can request payment in 150% share coverage at its discretion.

Prepayment	At any time for the period beginning on the date of the Note and ending on the date which is one hundred (100) days following the date of the Note, the Note may be prepaid by the Company upon prepayment to the Payee of an amount equal to the outstanding principal amount of the Note and an additional 25% of the aggregate amount together with accrued and unpaid interest thereon as a prepayment penalty.

Equity Kicker	Upon executing the Note, the Company will issue an additional 2.8 million shares of the company common stock with piggy back registration rights onto the next registration statement all restricted shares under 144, but not to exceed 4.9% of the total fully diluted outstanding Company's shares.

Legal Fees	A Sum of $2,700 will be also paid by the Company to Payee's counsel for the preparation of documentation related to proposed transaction which sum shall be paid upon signing the definitive investment agreements, and will be deducted from the gross proceeds of the loan granted.

Documentation	The definitive documentation shall contain such additional provisions, including without limitation representations, warranties, covenants, agreements and remedies, as the Payee may reasonably request. Documents may include some or all of the following:

- Senior Secured Note Instrument

- Instructions to Transfer Agent issuing the 2.8 million shares of the Company Common Stock.

- Board Resolutions approving the terms of the loan -Personal Guaranty of Shlomo Palas

- Confession of Judgment against Blue Sphere and the Guarantor

Confidentiality	The Company and all of their control persons, agree that it will not disclose, and will not include in any public announcement, the name of the Payee, unless expressly agreed to by the Payee or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement

Legal Fees	Legal Fees and Expenses The Company and the Payee shall each bear their own legal and other expenses with respect to the proposed financing, expect as stated above.

Governing Law	New York law, New York Courts (Nassau County) and Israel for the Personal Guaranty.

Closing Date	On or about February 15, 2012. This term sheet expires at 5pm February 15, 2012

This proposed preliminary term sheet constitutes an indication of interest for discussion purposes and preparation of definitive agreements only. However, it is binding even though a definitive agreement is to be executed by the parties.

Accepted and Agreed Blue Sphere Corip.,

By:	Shlomi Palas, Chief Executive Officer

Personally and ndividually

By: Shlomi Palas